Exhibit 99.1

Source: IGN Entertainment, Inc.

IGN Releases Preliminary First Quarter Results

April 25, 2003 – San Francisco, CA: IGN Entertainment (Nasdaq: IGNX)—home to IGN.com®, the web’s largest information and entertainment destination for gamers—today announced that, based on preliminary results, revenue for the quarter ended March 31, 2003, is expected to be in the range of $3.2 million to $3.4 million. The company also expects that net loss for the first quarter will be in the range of $550,000 to $650,000, or $0.25 to $0.30 loss per share. IGN plans to release full financial results for the first quarter on Thursday, May 1, 2003, at which time a more complete commentary will be provided.

About IGN Entertainment

IGN Entertainment (Nasdaq: IGNX), through its flagship network IGN.com®, is the Internet’s leading information and entertainment destination for teen and young adult gamers. IGN serves its audience by providing both free and subscription-based content and services. IGN’s award winning content—two Webby People’s Voice Awards and two Wired Magazine’s Readers Raves Awards—attracts more than eight million unique visitors a month, including over 5.6 million registered users and more than 75,000 paying subscribers. IGN offers its business customers a full spectrum of integrated marketing solutions to reach this large web-centric audience. These products include fixed placement and impression-based advertising, sponsorships, permission marketing, custom publishing, e-commerce, direct e-mail marketing and content licensing. For more information, please visit http://www.ign.com.

Forward-Looking Statements

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For example, the statements above regarding quarterly results include forward-looking statements. These statements are based upon the beliefs and current expectations of IGN Entertainment, Inc. and its management. Such statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed therein. Risks and uncertainties that may cause such differences include, but are not limited to, our ability to accurately forecast quarterly revenues and expenses, our ability to maintain and expand our base of advertising and marketing customers, our ability to retain or grow our subscriber base, changes in market conditions in the U.S. economy and in the on-line advertising industry, changes in market conditions and competition in the video game software and platform industries, our limited operating history under a new and changing business model, and other risks detailed in the company’s documents filed with the SEC, including the company’s Form 10-K for the year ended December 31, 2002, and all subsequent filings, including quarterly reports on Form 10-Q. Specifically, please refer to the “Risk Factors” section of IGN’s Form 10-K filed with the SEC.